FORM 8-K

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  November 13, 1997.



                           HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                           #1-8680
(State or other jurisdiction of                         (Commission File
incorporation)
Number)



200 W. Douglas                                               #48-0901658
Suite #820                                                 (IRS Employer
Wichita, Kansas 67202                                Identification No.)
(Address of prinicipal
exeuctive offices)


                               (316)269-4310
                       (Registrant's telephone number)

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Item  5  Other Information

High Plains Corporation today announced the execution of a long-term contract to supply a regional carbon dioxide (CO2) processor with CO2 from High Plains' York, Nebraska ethanol plant.

At full production, the York, Nebraska ethanol facility produces, as a byproduct, approximately 300 tons per day of raw carbon dioxide gas (CO2). This contract, which has an initial term of ten years, provides for the sale of between 200 and 220 tons per day at a price of $7.00 per ton for the raw CO2 gas. The estimated completion date for the equipment installation and the commencement of CO2 processing operations is May 31, 1998. While the Company anticipates the sale of at least 200 tons per day, the contract contains a provision that requires, after CO2 plant startup, that a minimum of 140 tons per day on average will be purchased by the CO2 processor on a take or pay basis, regardless of futher processing.

High Plains' President, Raymond G. Friend, said, "We have attempted to find a contract partner for our CO2 byproduct for many years. We are very pleased to have executed this agreement, since this will provide additional revenue and net income to the Company without any additional capital or operating costs. The CO2 processing company will supply all of the equipment necessary to process the gas and distribute the finished CO2 to the marketplace. We will continue in our attempt to find markets for the remaining CO2 produced at our York, Nebraska plant, as well as the 150 tons per day of CO2 produced at our Colwich, Kansas ethanol facility."

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol with approximately 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

"THE SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to risks detailed from time to time in the Company's Securities and Exchange Commission filings.



Exhibit

10.1 EPCO CO2 Purchase and Sale Agreement with Lease Agreement is filed as part of this report.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   November 13, 1997                          HIGH PLAINS CORPORATION

                                                  s/Raymond G. Friend
                                                  President